Exhibit 4.34
[Note: Translation from the original agreement written in Chinese]
Execution Copy
Fifth Amended and Restated Business Operation Agreement
This Fifth Amended and Restated Business Operation Agreement (hereinafter the “Agreement”) is entered into on the day of June 11, 2010 (hereinafter the “Effective Date”) among the following parties:
eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “Party A”)
Address: 10 Jiuxianqiao Street, Chaoyang District Beijing
Legal Representative: Justin Tang
Beijing Asia Media Interactive Advertising Co. Ltd (hereinafter “Party B”)
Address: Xingke Plaza-B, 10 Jiuxianqiao Street, Chaoyang District Beijing
Legal Representative: Justin Tang
Guangfu Cui (hereinafter “Party C”)
Address: No.1, XiangHongqi Street, Haidian District, Beijing
ID No.: 110108196902010857
WHEREAS:
(1)	Party A is a wholly foreign-owned enterprise with valid existence registered in the People’s Republic of China (hereinafter the “PRC”);
(2)	Party B is a limited company registered under the law of PRC and engages in advertising business;
(3)	Party A and Party B established the business relationship by entering into the Advertising Technology Consultancy and Services Agreement (hereinafter the “Services Agreement”) on the date of February 1, 2001 in Beijing and entered into the Supplementary Agreement of Exclusive Advertising Technical Consulting and Services Agreement on the date of August 22, 2003 (the Exclusive Advertising Technical Consulting and Services Agreement and the relevant Supplementary Agreement Hereinafter “Service Agreement”), and amended and restated the Service Agreement on July 20, 2004. Under the Service Agreement, Party A agrees that Party B has the exclusive right to provide on-line advertising technical services and operating services for advertising on www.eLong.com;
(4)	Pursuant to Services Agreement between Party A and Party B, Party B shall pay a certain amount of service fee to Party A. However, Party B’s business operation will substantially affect Party A’s payment capability;
(5)	Party C is a shareholder of Party B who owns 100% equity interest in Party B;
(6)	Party A, Party B, Party C and Justin Tang, who held 75% equity interest of Party B signed The Fourth Amended and Restated Business Operation Agreement on December 28th, 2007 to clearly define the matters related to business of Party B.
(7)	In accordance with the Share and Debt Transfer Agreement signed between Party C and Justin Tang, Yue Justin Tang has transferred the 75% equity interest of Party B and any rights and obligations thereto to Party C. As a result, Party C currently holds 100% equities of Party B.
(8)	To reflect Party C’s succession of Amended and Restated Business Operation Agreement signed between Party A, Party B, and Party C on December 28th, 2007, Party A, Party B and Party C hereby make a fifth amendment and restatement to the Business Operation Agreement as described in this agreement.

NOW THEREFORE, Party A, Party B and Party C through mutual negotiations hereby agree as follows:
1.	In order to ensure Party B’s normal operation, Party A agrees, subject to Party B’s satisfaction of the relevant provisions herein, to act as the guarantor for Party B in the contracts, agreements or transactions in association with Party B’s operation between Party B and any other third party and to provide full guarantee for Party B in performing such contracts, agreements or transactions. Party B agrees to mortgage the receivables of its operation and the company’s whole asset to Party A as a counter guarantee. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B, shall respectively enter into written guarantee contracts with Party B’s counter parties to assume the guarantee liability.
2.	In consideration of the requirement of Article 1 herein and to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company’s operation unless the obtainment of a prior written consent from Party A, including without limitations to the following contents:
2.1	To borrow money from any third party or assume any debt (including contingent liability) from any third party;
2.2	To sell to any third party or acquire from any third party any assets or rights, including without limitations to any intellectual property rights;
2.3	To provide any security interest, financial burden or priority right for any third party with part or entire of its assets or intellectual property rights; and
2.4	To assign to any third party the agreements entered into with respect to part or entire of its business or any of its business.
3.	Appointment of the Company’s Employees
3.1	In order to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at no time in respects of appointment and dismissal of the company’s employees, the company’s daily operation administration and the company’s financial administrative system.
3.2	Party B together with its shareholders Party C hereby jointly agree that Party B, and Party C shall only appoint the personnel recommended by Party A as the directors of Party B, and Party B shall engage Party A’s high ranking officers or any other candidate recommended by Party A as Party B’s general manager, chief financial officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party C shall appoint other high officers recommended by Party A to undertake such position.
4.	Guarantees for Working Capital
The guarantee for the loan of working capital Party B together with its shareholders Party C hereby jointly agree and confirm that except the stipulation set forth in Article 1 herein, Party B shall seek a guarantee from Party A first if Party B needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party B on its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third party.

5.	Termination
5.1	In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including without limitation to Services Agreement.
5.2	Party A has right to terminate the agreement by delivering 30 days’ written notice to Party B at any time. During the validity period of the agreement, except the regulations in the applicable law, Party B and Party C should not terminate the agreement in advance,
6.	Compensation for Damages
All the parties agree that any party violating any obligation of the agreement shall compensate any or all loss, responsibility, expense, claim or expenditure (including without limitation to legal expense and expenditure), to any other party (Hereinafter “Party Accepting Compensation”), and guarantee that the Party Accepting Compensation shall not receive any damage.
7.	Settlement of Disputes
7.1	The agreement shall be under the jurisdiction of the law of PRC, and be explained in accordance with the law of PRC.
7.2	Any dispute, conflict or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.
7.3	Arbitration place shall be in Beijing, PRC.
7.4	The arbitration language shall be Chinese.
7.5	The arbitral panel shall be composed of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint an arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator.
7.6	Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.
7.7	Both parties agree to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.
8.	Effectiveness of the Agreement
8.1	This Agreement shall be executed and become effective as of the date first set forth above. The Agreement shall remain effective during existence of Party A (including any extended period).
8.2	Any amendment and supplement of this Agreement shall be in a written form. The amendment and supplement after being duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.3	This Agreement is executed by Chinese in triplicate and each party holds one copy, which shall have the same legal effect.
(No text hereunder)
IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by Parties to this Agreement or on their behalf by a duly authorized representative as of the Date first written above.

Party A: eLongNet Information Technology (Beijing) Co., Ltd.

Signature of Authorized Representative:	/s/ Mike Doyle

Official Seal:	/s/ [seal of eLongNet Information Technology (Beijing) Co., Ltd.]

Party B: Beijing Asia Media Interactive Advertising Co. Ltd.

Signature of Authorized Representative:

Official Seal:	/s/ [seal of Beijing Asia Media Interactive Advertising Co. Ltd.]
Party C: Guangfu Cui

Signature:	/s/ Guangfu Cui